Exhibit 23.01




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement #333-85767 of The Keller Manufacturing Company, Inc. (the Company) on Form S-8 of our reports dated February 15, 2002, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Keller Manufacturing Company, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Louisville, Kentucky
March 28, 2002